EX99.23(h)
                        TRANSFER AGENCY AGREEMENT

        This Agreement made as of the 25th day of January, 1994 between Buffalo Fund, Inc., a Maryland corporation (the "Fund"), and
Jones & Babson, Inc., a Missouri corporation (the "Transfer Agent")...

        This Agreement made as of the 23rd day of November, 1994 between Buffalo Equity Fund, Inc., a Maryland corporation (the "Fund"), and Jones & Babson, Inc., a Missouri corporation (the "Transfer Agent")...

        This Agreement made as of the 23rd day of November, 1994 between Buffalo High Yield Fund, Inc., a Maryland corporation (the "Fund"), and Jones & Babson, Inc., a Missouri corporation (the "Transfer Agent")...

        This Agreement made as of the 23rd day of November, 1994 between Buffalo USA Global Fund, Inc., a Maryland corporation (the "Fund"), and Jones & Babson, Inc., a Missouri corporation (the "Transfer Agent").

        This Agreement made as of 14th of April, 1998 between Buffalo Balanced Small Cap Fund, Inc., a Maryland corporation (the "Fund"), and Jones & Babson, Inc., a Missouri corporation (the "Transfer Agent")...

WITNESSETH
	That in consideration of the mutual promises hereinafter set forth, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS

	Whenever used in this Agreement, the following words and phrases shall have the following meanings:

1. "Approved Institution" shall mean an entity so named in a Certificate, as hereinafter defined. From time to time, the Fund may amend a previously delivered Certificate by delivering to the Transfer Agent a Certificate naming an additional entity or deleting any entity named in a previously delivered Certificate.

2. The "Board of Directors" shall mean the Board of Directors of the Fund.

3. "Certificate" shall mean any notice, instruction or other instrument in writing, authorized or required by this Agreement to be given to the Transfer Agent by the Fund which is signed by any Officer, as hereinafter defined, and actually received by the Transfer Agent.

4. "Custodian" shall mean the financial institution appointed as custodian under the terms and conditions of the Custody Agreement between the financial institution and the Fund, or its successor(s).

5. "Fund Business Day" shall be determined as set out in the Fund's prospectuses as shall be effective from time to time.

6. "Officer" shall be deemed to be the Fund's President, any Vice President, Secretary, Treasurer, Controller, any Assistant Controller, any Assistant Treasurer and any Assistant Secretary, and any other person duly authorized by the Board of Directors of the Fund to execute any Certificate, instruction, notice or other instrument on behalf of the Fund, and any person reasonably believed by the Transfer Agent to be such a person.

7. "Out-of-Pocket Expenses" means amounts reasonably necessary and actually incurred by Transfer Agent in the provision of Transfer Agent services or pursuant to this Agreement for the following purposes: postage (and first class mail insurance in connection with mailing Share certificates), envelopes, check forms, continuous forms, forms for reports and statements, stationery and other similar items, telephone and telegraph charges incurred in answering inquiries from dealers or shareholders, microfilm used to record transactions in shareholder accounts and computer tapes used for permanent storage of records and cost of insertion of materials in mailing envelopes by outside firms. Any charges associated with special or exception processing shall also be considered Out-of-Pocket Expenses.

8. "Prospectus" shall mean the most recent Fund prospectus actually received by the Transfer Agent from the Fund with respect to which the Fund has indicated a registration statement under the Securities Act of 1933, as amended, has become effective, including the Statement of Additional Information, incorporated by reference therein.

9. "Shares" shall mean all or any part of each class or series of the shares of beneficial interest of the Fund or portfolio listed in the Certificate as to which the Transfer Agent acts as transfer agent hereunder, as may be amended from time to time, which are authorized and/or issued by the Fund.

ARTICLE II
APPOINTMENT OF TRANSFER AGENT

1. Effective as of the date of this Agreement, the Fund hereby constitutes and appoints the Transfer Agent as transfer agent of all the Shares of the Fund and as dividend disbursing agent during the period of this Agreement.

2. The Transfer Agent hereby accepts appointment as transfer agent and dividend disbursing agent and agrees to perform duties thereof as hereinafter set forth.

3.      In connection with such appointment, the Fund upon the
request of the Transfer Agent, shall deliver the following documents to the Transfer Agent:
        (i)     A copy of the Articles of Incorporation of the Fund
and all
amendments thereto certified by the Secretary of the Fund;
        (ii)    A copy of the By-laws of the Fund certified by the
Secretary of the
Fund;
(iii)	A copy of a resolution of the Board of Directors of
the Fund
certified by the Secretary of the Fund appointing the Transfer
Agent and
authorizing the execution of this Transfer Agency Agreement;
(iv)	A Certificate signed by the Secretary of the Fund
specifying: the number of authorized Shares, the number of such authorized Shares issued, the number of such authorized Shares issued and currently outstanding, the names and specimen
signatures of the Officers of the Fund and the name and address of the legal counsel for the Fund;
(v)	Specimen Share certificate for each or series class of
Shares in the form approved by the Board of Directors of the Fund
(and in a format compatible with the Transfer Agent's system), together with a Certificate signed by the Secretary of the Fund as to such approval;
(vi)	Copies of the Fund's registration statement, as
amended to date, and the most recently filed Post-Effective
Amendment thereto, filed by the Fund with the Securities and
Exchange Commission under the Securities Act of 1933, as amended, and under the Investment Company Act of 1940, as amended, together with any applications filed in connection therewith; and
(vii)	Opinion of counsel for the Fund with respect to the
validity of the authorized and outstanding Shares, whether such Shares are fully paid and nonassessable and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulation (i.e., if subject to registration, that they have been registered and that the registration statement has become effective or, if exempt, the specific grounds therefor).

ARTICLE III
AUTHORIZATION AND ISSUANCE OF SHARES

1.	If requested by the Transfer Agent, the Fund shall deliver
to the Transfer Agent the following documents on or before the effective date of any increase or decrease in the total number of Shares authorized to be issued:
(a)	A certified copy of the amendment to the Articles of
Incorporation giving effect to such increase or decrease;
(b)	In the case of an increase, an opinion of counsel for
the Fund with respect to the validity of the Shares of the Fund and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulation (i.e., if subject to registration, that they have been registered and that the registration statement has become effective or, if
exempt, the specific grounds therefor); and
(c)	In the case of an increase, if the appointment of the
Transfer Agent was theretofore expressly limited, a certified copy of a resolution of the Board of Directors of the Fund increasing the authority of the Transfer Agent.

2.	Prior to the issuance of any additional Shares pursuant to
stock dividends or stock splits, etc., and prior to any reduction in the number of Shares outstanding, if requested by the Transfer Agent, the Fund shall deliver the following documents to the Transfer Agent:
(a)	A certified copy of the resolution(s) adopted by the
Board of Directors and/or the shareholders of the Fund authorizing such issuance of additional Shares or such reduction, as the case may be; and
(b)	 An opinion of counsel for the Fund with respect to
the validity of the Shares and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulation (i.e., if subject to registration, that they have been registered and that the registration statement has become effective, or, if exempt, the specific grounds therefor).

ARTICLE IV
RECAPITALIZATION OR CAPITAL ADJUSTMENT

1.	In the case of any negative stock split, recapitalization or other capital adjustment requiring a change in the form of Share certificates, the Transfer Agent will issue Share certificates in the new form in exchange for, or upon transfer of, outstanding Share certificates in the old form, upon receiving:
a) A Certificate authorizing the issuance of the Share certificates in the new form;
(b)	A certified copy of any amendment to the Articles of
Incorporation with respect to the change;
(c)	Specimen Share certificates for each class of Shares
in the new form approved by the Board of Directors of the Fund, with a Certificate signed by the Secretary of the Fund as to such approval; and
(d)	An opinion of counsel for the Fund with respect to the
validity of the Shares in the new form and the status of such Shares under the Securities Act of 1933, as amended, and any other applicable federal law or regulation (i.e., if subject to registration, that the Shares have been registered and that the registration statement has become effective or, if exempt, the specific grounds therefor).

2.	The Fund at its expense shall furnish the Transfer Agent
with a sufficient supply of blank Share certificates in the new form and from time to time will replenish such supply upon the request of the Transfer Agent. Such blank Share certificates shall be compatible with the Transfer Agent's system and shall be properly signed by facsimile or otherwise by Officers of the Fund authorized by law or by the By-laws to sign Share certificates and, if required, shall bear the corporate seal or facsimile thereof. The Fund agrees to indemnify and exonerate, save and hold the Transfer Agent harmless from and against any and all claims or demands that may be asserted against the Transfer Agent with respect to the genuineness of any Share certificate supplied to the Transfer Agent pursuant to this Article.

ARTICLE V
ISSUANCE, REDEMPTION AND TRANSFER OF SHARES

1.	(a)	The Transfer Agent acknowledges that it has received a
copy of the Fund's Prospectus, which Prospectus describes how sales and redemption of Shares of the Fund shall be made, and the Transfer Agent agrees to accept purchase orders and redemption requests with respect to Shares on each Fund Business Day in accordance with such Prospectus. The Fund agrees to provide the Transfer Agent with sufficient advance notice to enable the
Transfer Agent to effect any changes in the procedures set forth in the Prospectus regarding such purchase and redemption
procedure; provided, however, that in no event will such advance notice be less than thirty (30) days.
(b)	The Transfer Agent shall also accept with respect to
each Fund Business Day, at such times as are agreed upon from time to time by the Transfer Agent and the Fund, a computer tape or electronic data transmission consistent in all respects with the Transfer Agent's record format, as amended from time to time, which is believed by the Transfer Agent to be furnished by or on behalf of any Approved Institution. The Transfer Agent shall not be liable for any losses or damages to the Fund or its shareholders in the event that a computer tape or electronic data transmission from an Approved Institution is unable to be processed for any reason beyond the control of the Transfer Agent, or if any of the information on such tape or transmission is found to be incorrect.

2.	On each Fund Business Day, the Transfer Agent shall, as of
the time at which the Fund computes the net asset value of the Fund, issue to and redeem from the accounts specified in a purchase order, redemption request or computer tape or electronic data transmission, which in accordance with the Prospectus is effective on such Fund Business Day, the appropriate number of full and fractional Shares based on the net asset value per Share of such Fund specified in an advice received on such Fund Business Day from the Fund. Notwithstanding the foregoing, if a redemption specified in a computer tape or electronic data transmission is for a dollar value of Shares in excess of the dollar value of uncertificated Shares in the specified account, the Transfer Agent shall not effect such redemption in whole or in part and shall within twenty-four (24) hours orally advise the Approved Institution which supplied such tape of the discrepancy.

3.	In connection with a reinvestment of a dividend or
distribution of Shares of the Fund, the Transfer Agent shall as of each Fund Business Day, as specified in a Certificate or resolution described in paragraph 1 of succeeding Article VI, issue Shares of the Fund based on the net asset value per Share of such Fund specified in an advice received from the Fund on such Fund Business Day.

4.	On each Fund Business Day, the Transfer Agent shall supply
the Fund with a statement specifying with respect to the immediately preceding Fund Business Day: the total number of Shares of the Fund (including fractional Shares) issued and outstanding at the opening of business on such day; the total number of Shares of the Fund sold on such day, pursuant to the preceding paragraph 2 of this Article; the total number of Shares of the Fund redeemed from shareholders by the Transfer Agent on such day; the total number of Shares of the Fund, if any, sold on such day pursuant to the preceding paragraph 3 of this Article, and the total number of Shares of the Fund issued and outstanding.

5.	In connection with each purchase and each redemption of
Shares, the Transfer Agent shall send such statements as are prescribed by the Federal Securities laws applicable to transfer agents or as described in the Prospectus. If the Prospectus indicates that certificates for Shares are available and if specifically requested in writing by any shareholder, or if otherwise required hereunder, the Transfer Agent will countersign (if necessary), issue and mail to such shareholder at the address set forth in the records of the Transfer Agent a Share certificate for any full Share requested.

6.	As of each Fund Business Day, the Transfer Agent shall
furnish the Fund with an advice setting forth the number and dollar amount of Shares to be redeemed on such Fund Business Day in accordance with paragraph 2 of this Article.

7.	Upon receipt of a proper redemption request and moneys paid
to it by the Custodian in connection with a redemption of Shares, the Transfer Agent shall cancel the redeemed Shares and after making appropriate deduction for any withholding of taxes required of it by applicable law: (a) in the case of a redemption of Shares pursuant to a redemption described in the preceding paragraph l(a) of this Article, make payment in accordance with the Fund's redemption and payment procedures described in the Prospectus; and (b) in the case of a redemption of Shares pursuant to a computer tape or electronic data transmission described in the preceding paragraph l(b) of this Article, make payment by directing a federal funds wire order to the account previously designated by the Approved Institution specified in said computer tape or electronic data transmission.

8.	The Transfer Agent shall not be required to issue any Shares after it has received from an Officer of the Fund or from an appropriate federal or state authority written notification that the sale of Shares has been suspended or discontinued, and the Transfer Agent shall be entitled to rely upon such written notification.

9.	Upon the issuance of any Shares in accordance with this
Agreement, the Transfer Agent shall not be responsible for the payment of any original issue or other taxes required to be paid by the Fund in connection with such issuance of any Shares.

10.	The Transfer Agent shall accept a computer tape or
electronic data transmission consistent with the Transfer Agent's record format, as amended from time to time, which is reasonably believed by the Transfer Agent to be furnished by or on behalf of any Approved Institution and is represented to be instructions with respect to the transfer of Shares from one account of such Approved Institution to another such account, and shall effect the transfers specified in said computer tape or electronic data transmission. The Transfer Agent shall not be liable for any losses to the Fund or its shareholders in the event that a computer tape or electronic data transmission from an Approved Institution is unable to be processed for any reason beyond the control of the Transfer Agent, or if any of the information on such tape or transmission is found to be incorrect.

11.	(a)	Except as otherwise provided in subparagraph (b) of
this paragraph and in paragraph 13 of this Article, Shares will be transferred or redeemed upon presentation to the Transfer Agent of Share certificates or instructions properly endorsed for transfer or redemption, accompanied by such documents as the Transfer Agent deems necessary to evidence the authority of the person making such transfer or redemption, and bearing satisfactory evidence of the payment of stock transfer taxes. In the case of small estates where no administration is contemplated, the Transfer Agent may, when furnished with an appropriate surety bond, and without further approval of the Fund, transfer or redeem Shares registered in the name of a decedent where the current market value of the Shares being transferred does not exceed such amount as may from time to time be prescribed by various states. The Transfer Agent reserves the right to refuse to transfer or redeem Shares until it is satisfied that the endorsement on the stock certificate or instructions is valid and genuine, and for that purpose it will require, unless otherwise instructed by an authorized Officer of the Fund, a guarantee of signature by an "Eligible Guarantor Institution" as that term is defined by SEC Rule 17Ad-15. The Transfer Agent also reserves the right to refuse to transfer or redeem Shares until it is satisfied that the requested transfer or redemption is legally authorized, and it shall incur no liability for the refusal, in good faith, to make transfers or redemptions which the Transfer Agent, in its judgment, deems improper or unauthorized, or until it is satisfied that there is no basis to any claims adverse to such transfer or redemption. The Transfer Agent may, in effecting transfers and redemptions of Shares, rely upon those provisions of the Uniform Act for the Simplification of Fiduciary Security Transfers or the Uniform Commercial Code, as
the same may be amended from time to time, applicable to the transfer of securities, and the Fund shall indemnify the Transfer Agent for any act done or omitted by it in good faith in reliance upon such laws. In no event will the Fund indemnify the Transfer Agent for any act done by it as a result of willful misfeasance, bad faith, gross negligence or reckless disregard of its duties. The Transfer Agent shall be entitled to accept, and shall be fully protected by the Fund in accepting, any request from any entity to carry out any transaction in Shares received by the Transfer Agent through any of the various programs offered through the National Securities Clearing Corporation ("NSCC") (including, but not limited to, Networking and FundServ). Any such entity shall constitute an Approved Institution as defined herein.
(b)	Notwithstanding the foregoing or any other provision
contained in this Agreement to the contrary, the Transfer Agent shall be fully protected by the Fund in not requiring any instruments, documents, assurances, endorsements or guarantees, including, without limitation, any signature guarantees, in connection with a redemption or transfer of Shares whenever the Transfer Agent reasonably believes that requiring the same would be inconsistent with the transfer and redemption procedures as described in the Prospectus.

12.	Notwithstanding any provision contained in this Agreement to the contrary, the Transfer Agent shall not be required or expected to require, as a condition to any transfer of any Shares pursuant to paragraph 11 of this Article or any redemption of any Shares pursuant to a computer tape or electronic data transmission described in this Agreement, any documents, including, without limitation, any documents of the kind described in subparagraph (a) of paragraph 11 of this Article, to evidence the authority of the person requesting the transfer or redemption and/or the payment of any stock transfer taxes, and shall be fully protected in acting in accordance with the applicable provisions of this Article.

13.	(a)	As used in this Agreement, the terms "computer tape
or electronic data transmission" and "computer tape believed by the Transfer Agent to be furnished by an Approved Institution", shall include any tapes generated by the Transfer Agent to reflect information believed by the Transfer Agent to have been input by an Approved Institution, via a remote terminal or other similar link, into a data processing, storage or collection system, or similar system (the "System"), located on the Transfer Agent's premises. For purposes of paragraph 1 of this Article, such a computer tape or electronic data transmission shall be deemed to have been furnished at such times as are agreed upon from time to time by the Transfer Agent and Fund only if the information reflected thereon was input to the System at such times as are agreed upon from time to time by the Transfer Agent and the Fund.
(b)	Nothing contained in this Agreement shall constitute
any agreement or representation by the Transfer Agent to permit, or to agree to permit, any Approved Institution to input information into a System.
(c)	The Transfer Agent reserves the right to approve, in
advance, any Approved Institution; such approval not to be unreasonably withheld. The Transfer Agent also reserves the right to terminate any and all automated data communications, at its discretion, upon a reasonable attempt to notify the Fund when in the opinion of the Transfer Agent continuation of such communications would jeopardize the accuracy and/or integrity of the Fund's records on the System.

ARTICLE VI
DIVIDENDS AND DISTRIBUTIONS

1.	The Fund shall furnish to the Transfer Agent a copy of a
resolution of its Board  of  Directors,   certified   by   the
Secretary  or  any  Assistant  Secretary,   either: (i) setting forth
the date of the declaration of a dividend or distribution, the date of accrual or payment, as the case may be, thereof, the record date as of which shareholders entitled to payment, or accrual, as the case may be, shall be determined, the amount per Share of such dividend or distribution, the payment date on which all previously accrued and unpaid dividends are to be paid and the total amount, if any, payable to the Transfer Agent on such payment date; or (ii) authorizing the declaration of dividends and distributions on a daily or other periodic basis and authorizing the Transfer Agent to rely on a Certificate setting forth the information described in subsection (i) of this paragraph.

2.	Upon the mail date specified in such Certificate or
resolution, as the case may be, the Fund shall, in the case of a cash dividend or distribution, cause the Custodian to deposit in an account in the name of the Transfer Agent on behalf of the Fund an amount of cash, if any, sufficient for the Transfer Agent to make the payment, as of the mail date, specified in such Certificate or resolution, as the case may be, to the shareholders who were of record on the record date. The Transfer Agent will, upon receipt of any such cash, make payment of such cash dividends or distributions to the shareholders of record as of the record date by: (i) mailing a check, payable to the registered shareholder, to the address of record or dividend mailing address; or
(ii) wiring such amounts to the accounts previously designated by an Approved Institution, as the case may be. The Transfer Agent shall not be liable for any improper payments made in good faith and without negligence, in accordance with a Certificate or resolution described in the preceding paragraph. If the Transfer Agent shall not receive from the Custodian sufficient cash to make payments of any cash dividend or distribution to all shareholders of the Fund as of the record date, the Transfer Agent shall, upon notifying the Fund, withhold payment to all shareholders of record as of the record date until sufficient cash is provided to the Transfer Agent.

3.	It is understood that the Transfer Agent shall in no way be
responsible for the determination of the rate or form of dividends or capital gain distributions due to the shareholders. It is expressly agreed and understood that the Transfer Agent is not liable for any loss as a result of processing a distribution based on information provided in the Certificate that is incorrect. The Fund agrees to pay the Transfer Agent for any and all costs, both direct and Out-of-Pocket Expenses, incurred in such corrective work as necessary to remedy such error.

4.	It is understood that the Transfer Agent shall file such
appropriate information returns concerning the payment of dividend and capital gain distributions with the proper federal, state and local authorities as are required by law to be filed by the Fund, but shall in no way be responsible for the collection or withholding of taxes due on such dividends or distributions due to shareholders, except and only to the extent required by applicable law. Anything in this Agreement to the contrary notwithstanding, the Fund shall be solely responsible for the accurate, complete and timely filing with the proper federal, state and local authorities of all tax information with respect to any Fund account maintained under Matrix Level 3 through any of the various programs offered through the NSCC (including, but not limited to, Networking and FundServ).

ARTICLE VII
CONCERNING THE FUND

1.	The Fund represents to the Transfer Agent that:
(a)	It is a corporation duly organized and existing under
the laws of the State of Maryland.
(b)	It is empowered under applicable laws and by its
Articles of Incorporation and By-laws to enter into and perform this Agreement.
(c)	All requisite corporate proceedings have been taken to
authorize it to enter into and perform this Agreement.
(d)	It is an investment company registered under the
Investment Company Act of 1940, as amended.
(e)	A registration statement under the Securities Act of
1933, as amended, with respect to the Shares is effective. The Fund shall notify the Transfer Agent if such registration statement or any state securities registrations have been terminated or a stop order has been entered with respect to the Shares.

2.	Each copy of the Articles of Incorporation of the Fund and
copies of all amendments thereto shall be certified by the Secretary of State (or other appropriate official) of the state of organization, and if such Articles of Incorporation and/or amendments are required by law also to be filed with a county or other officer or official body, a certificate of such filing shall be filed with a certified copy submitted to the Transfer Agent. Each copy of the By-laws and copies of all amendments thereto, and copies of resolutions of the Board of Directors of the Fund shall be certified by the Secretary of the Fund under seal.

3.	The Fund shall promptly deliver to the Transfer Agent
written notice of any change in the Officers authorized to sign Share certificates, notifications or requests, together with a specimen signature of each new Officer. In the event any Officer who shall have signed manually or whose facsimile signature shall have been affixed to blank Share certificates shall die, resign or be removed prior to issuance of such Share certificates, the Transfer Agent may issue such Share certificates of the Fund notwithstanding such death, resignation or removal, and the Fund shall promptly deliver to the Transfer Agent such approval, adoption or ratification as may be required by law.

4.	It shall be the sole responsibility of the Fund to deliver
to the Transfer Agent the Fund's currently effective Prospectus and, for purposes of this Agreement, the Transfer Agent shall not be deemed to have notice of any information contained in such Prospectus until a reasonable time after it is actually received by the Transfer Agent.

ARTICLE VIII
CONCERNING THE TRANSFER AGENT

1.	The Transfer Agent represents and warrants to the Fund that:
(a)	It is a corporation duly organized and existing under
the laws of the State of Missouri.
(b)	It is empowered under applicable law and by its
Articles of Incorporation and By-laws to enter into and perform this Agreement.
(c)	All requisite corporate proceedings have been taken to
authorize it to enter into and perform this Agreement.
(d)	It is duly registered as a transfer agent under
Section 17A of the Securities Exchange Act of 1934, as amended.

2.	The Transfer Agent shall not be liable and shall be
indemnified in acting upon any computer tape or electronic data transmission, writing or document reasonably believed by it to be genuine and to have been signed or made by an Officer of the Fund or person designated by the Fund and shall not be held to have any notice of any change of authority of any person until receipt of written notice thereof from the Fund or such person. It shall also be protected in processing Share certificates which bear the proper countersignature of the Transfer Agent and which it reasonably believes to bear the proper manual or facsimile signature of the Officers of the Fund.

3.	The Transfer Agent upon notice to the Fund may establish
such additional procedures, rules and regulations governing the transfer or registration of Share certificates as it may deem advisable and consistent with such rules and regulations generally adopted by mutual fund transfer agents.

4.	The Transfer Agent shall keep such records as it may deem
advisable and is agreeable to the Fund, but not inconsistent with the rules and regulations of appropriate government authorities, in particular Rules 31a-2 and 31a-3 under the Investment Company Act of 1940, as amended. The Transfer Agent acknowledges that such records are the property of the Fund. The Transfer Agent may deliver to the Fund from time to time at its discretion, for safekeeping or disposition by the Fund in accordance with law, such records, papers, documents accumulated in the execution of its duties as such Transfer Agent, as the Transfer Agent may deem expedient, other than those which the Transfer Agent is itself required to maintain pursuant to applicable laws and regulations. The Fund shall assume all responsibility for any failure thereafter to produce any record, paper, cancelled Share certificate or other document so returned, if and when required. Such records maintained by the Transfer Agent pursuant to this paragraph 4, which have not been previously delivered to the Fund pursuant to the foregoing provisions of this paragraph 4, shall be considered to be the property of the Fund, shall be made available upon request for inspection by the Officers, employees and auditors of the Fund, and records shall be delivered to the Fund upon request and in any event upon the date of termination of this Agreement, as specified in Article IX of this Agreement, in the form and manner kept by the Transfer Agent on such date of termination or such earlier date as may be requested by the Fund.

5.	The Transfer Agent shall not be liable for any loss or
damage, including counsel fees, resulting from its actions or omissions to act or otherwise, except for any loss or damage arising out of its bad faith, willful misfeasance, gross negligence or reckless disregard of its duties under this Agreement.

6.	(a)	The Fund shall indemnify and exonerate, save and hold
harmless the Transfer Agent from and against any and all claims (whether with or without basis in fact or law), demands, expenses (including reasonable attorneys' fees) and liabilities of any and every nature which the Transfer Agent may sustain or incur or which may be asserted against the Transfer Agent by any person by reason of or as a result of any action taken or omitted to be taken by any prior transfer agent of the Fund or as a result of any action taken or omitted to be taken by the Transfer Agent in good faith and without gross negligence or willful misfeasance or in reliance upon:  (i)  any provision of this Agreement;  (ii)
the Prospectus; (iii) any instruction or order including, without limitation, any computer tape or electronic data transmission reasonably believed by the Transfer Agent to have been received from an Approved Institution; (iv) any instrument, order or Share certificate reasonably believed by it to be genuine and to be signed, countersigned or executed by any duly authorized Officer of the Fund; (v) any Certificate or other instructions of an
Officer; (vi) any opinion of legal counsel for the Fund or the Transfer Agent; or (vii) any request by any entity to carry out any transaction in Shares received by the Transfer Agent through any of the various programs offered through the NSCC (including, but not limited to, Networking and FundServ). The Fund shall indemnify and exonerate, save and hold the Transfer Agent harmless from and against any and all claims (whether with or without basis in fact or law), demands, expenses (including reasonable
attorneys' fees) and liabilities of any and every nature which the Transfer Agent may sustain or incur or which may be asserted against the Transfer Agent by any person by reason of or as a result of any action taken or omitted to be taken by the Transfer Agent in good faith in connection with its appointment or in reliance upon any law, act, regulation or any interpretation of the same even though such law, act or regulation may thereafter have been altered, changed, amended or repealed.
(b)	The Transfer Agent shall not settle any claim, demand,
expense or liability to which it may seek indemnity pursuant to paragraph 6(a) above (each, an "Indemnifiable Claim") without the express written consent of an Officer of the Fund. The
Transfer Agent shall notify the Fund within fifteen (15) days of receipt of notification of an Indemnifiable Claim, provided that the failure by the Transfer Agent to furnish such notification shall not impair its right to seek indemnification from the Fund unless the Fund is unable to adequately defend the Indemnifiable Claim as a result of such failure, and further provided, that if as a result of the Transfer Agent's failure to provide the Fund with timely notice of the institution of litigation a judgment by default is entered, prior to seeking indemnification from the Fund the Transfer Agent, at its own cost and expense, shall open such judgment. The Fund shall have the right to defend any Indemnifiable Claim at its own expense, provided that such defense shall be conducted by counsel selected by the Fund and reasonably acceptable to the Transfer Agent. The Transfer Agent may join in such defense at its own expense, but to the extent that it shall so desire the Fund shall direct such defense. The Fund shall not settle any Indemnifiable Claim without the express written consent of the Transfer Agent if the Transfer Agent determines that such settlement would have an adverse effect on the Transfer Agent beyond the scope of this Agreement. In such event, the Fund and the Transfer Agent shall each be responsible for their own defense at their own cost and expense, and such claim shall not be deemed an Indemnifiable Claim hereunder. If the Fund shall fail or refuse to defend an Indemnifiable Claim, the Transfer Agent may provide its own defense at the cost and expense of the Fund. Anything in this Agreement to the contrary notwithstanding, the Fund shall not indemnify the Transfer Agent against any liability or expense arising out of the Transfer Agent's willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations under this Agreement. The Transfer Agent shall indemnify and hold the Fund harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to any action or failure or omission to act by the Transfer Agent as a result of the Transfer Agent's lack of good faith, gross negligence or willful misfeasance.

7.	The Transfer Agent shall not be liable to the Fund with
respect to any redemption draft on which the signature of the drawer is forged and which the Fund's Custodian has advised the Transfer Agent to honor the redemption (but nothing herein is meant to impose any duties upon the Fund's Custodian); nor shall the Transfer Agent be liable for any material alteration or absence or forgery of any endorsement, it being understood that the Transfer Agent's sole responsibility with respect to inspecting redemption drafts is to use reasonable care to verify the drawer's signature against signatures on file.

8.	There shall be excluded from the consideration of whether
the Transfer Agent has breached this Agreement in any way, any period of time, and only such period of time during which the Transfer Agent's performance is materially affected, by reason of circumstances beyond its control (collectively, "Causes"), including, without limitation, mechanical breakdowns of equipment (including any alternative power supply and operating systems software), flood or catastrophe, acts of God, failures of transportation, communication or power supply, strikes, lockouts, work stoppages or other similar circumstances.

9.	At any time the Transfer Agent may apply to an Officer of
the Fund for written instructions with respect to any matter arising in connection with the Transfer Agent's duties and obligations under this Agreement, and the Transfer Agent shall not be liable for any action taken or permitted by it in good faith in accordance with such written instructions. Such application by the Transfer Agent for written instructions from an Officer of the Fund may set forth in writing any action proposed to be taken or omitted by the Transfer Agent with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken. The Transfer Agent shall not be liable for any action taken or omitted in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting any such action, the Transfer Agent has received written instructions in response to such application specifying the action to be taken or omitted. The Transfer Agent may consult counsel of the Fund, or upon notice to the Fund, its own counsel, at the expense of the Fund and shall be fully protected with respect to anything done or omitted by it in good faith in accordance with the advice or opinion of counsel to the Fund or its own counsel.

10.	The Transfer Agent may issue new Share certificates in place of certificates represented to have been lost, stolen or destroyed upon receiving written instructions from the shareholder accompanied by proof of an indemnity or surety bond issued by a recognized insurance institution specified by the Fund or the Transfer Agent.
If the Transfer Agent receives written notification from the shareholder or broker dealer that the certificate issued was never received, and such notification is made within thirty (30) days of the date of issuance, the Transfer Agent may reissue the certificate without requiring a surety bond. The Transfer Agent may also reissue certificates which are represented as lost, stolen or destroyed without requiring a surety bond provided that the notification is in writing and accompanied by an indemnification signed on behalf of a member firm of the New York Stock Exchange and signed by an officer of said firm with the signature guaranteed. Notwithstanding the foregoing, the Transfer Agent will reissue a certificate upon written authorization from an Officer of the Fund.

11.	In case of any requests or demands for the inspection of the shareholder records of the Fund, the Transfer Agent will endeavor to notify the Fund promptly and to secure instructions from an Officer as to such inspection. The Transfer Agent reserves the right, however, to exhibit the shareholder records to any person whenever it receives an opinion from its counsel that there is a reasonable likelihood that the Transfer Agent will be held liable for the failure to exhibit the shareholder records to such person; provided, however, that in connection with any such disclosure the Transfer Agent shall promptly notify the Fund that such disclosure has been made or is to be made.

12.	At the request of an Officer of the Fund, the Transfer Agent will address and mail such appropriate notices to shareholders as the Fund may direct.

13.	Notwithstanding any of the foregoing provisions of this
Agreement, the Transfer Agent shall be under no duty or obligation to inquire into, and shall not be liable for:
(a)	The legality of the issue or sale of any Shares, the
sufficiency of the amount to be received therefor, or the
authority of the Approved Institution or of the Fund, as the case may be, to request such sale or issuance;
(b)	The legality of a transfer of Shares, or of a
redemption of any Shares, the propriety of the amount to be paid therefor, or the authority of the Approved Institution or of the Fund, as the case may be, to request such transfer or redemption;
(c)	The legality of the declaration of any dividend by the
Fund, or the legality of the issue of any Shares in payment of any stock dividend; or
(d)	The legality of any recapitalization or readjustment
of Shares.

14.	The Transfer Agent shall have no duties or responsibilities
whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied in this Agreement against the Transfer Agent.

15.	Purchase and Prices of Services:
(a)	The Fund will compensate the Transfer Agent for, and
Transfer Agent will provide, beginning on the execution date of this Agreement and continuing until the termination of this Agreement as provided hereinafter, the services set forth in
Schedule I.
(b)	The current unit prices for the services are set forth
in Schedule II (the "Schedule II Fees"). Effective as of January 1, 1997, once in each calendar year, the Transfer Agent may elect to raise the Schedule II Fees upon ninety (90) days prior notice to the Fund, all subject to the mutual agreement of the parties hereto. Notwithstanding the annual right to raise the Schedule II Fees, the Transfer Agent may increase prices due to changes in legal or regulatory requirements subject to the approval of the Fund, which approval shall not be unreasonably withheld.

16.	Billing and Payment:
(a)	The Transfer Agent shall bill the Fund monthly in
arrears for accounts maintained and Out-of-Pocket Expenses. The Transfer Agent may from time to time request that the Fund advance estimated expenditures of an unusual nature subject to reconciliation of actual expenses as soon as practicable thereafter.
(b)	The Fund shall pay the Transfer Agent in immediately
available funds at UMB Bank, n.a. in Kansas City, Missouri within thirty (30) days of the date of the bill. Any amounts due under this Agreement which are not paid within said thirty (30) day period shall bear interest at the rate of one and one-half percent (l 1/2%) per month from such date until paid in full.

ARTICLE IX
TERMINATION

Either of the parties hereto may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall be not less than sixty (60) days after the date of receipt of such notice. In the event such notice is given by the Fund, it shall be accompanied by a copy of a resolution of the Board of Directors of the Fund, certified by the Secretary or any Assistant Secretary, electing to terminate this Agreement and designating the successor transfer agent or transfer agents. In the event such notice is given by the Transfer Agent, the Fund shall on or before the termination date, deliver to the Transfer Agent a copy of a resolution of its Board of Directors, certified by the Secretary or any Assistant Secretary, designating a successor transfer agent or transfer agents. In the absence of such designation by the Fund, the Fund shall upon the date specified in the notice of termination of this Agreement and delivery of the records maintained hereunder, be deemed to be its own transfer agent and the Transfer Agent shall thereby be relieved of all duties and responsibilities pursuant to this Agreement.
In the event this Agreement is terminated as provided herein, the Transfer Agent, upon the written request of the Fund, shall deliver the records of the Fund on electromagnetic media to the Fund or its successor transfer agent. The Fund shall be responsible to the Transfer Agent for the reasonable costs and expenses associated with the preparation and delivery of such media.

ARTICLE X
MISCELLANEOUS

1	The Fund agrees that prior to effecting any change in the
Prospectus which would increase or alter the duties and obligations of the Transfer Agent hereunder, it shall advise the Transfer Agent of such proposed change at least thirty (30) days prior to the intended date of the same, and shall proceed with such change only if it shall have received the written consent of the Transfer Agent thereto, which shall not be unreasonably withheld.

2.	Any notice or other instrument in writing, authorized or
required by this Agreement to be given to the Fund shall be sufficiently given if addressed to the Fund and mailed or delivered to it at:

2440 Pershing Road
Kansas City, MO 64108

or at such other place as the Fund may from time to time designate in writing.

3.	Any notice or other instrument in writing, authorized or
required by this Agreement to be given to the Transfer Agent shall be sufficiently given if addressed to the Transfer Agent and mailed or delivered to:

2440 Pershing Road
Kansas City, MO 64108

 or at such other place as the Transfer Agent may from time to time designate in writing.

4.	This Agreement may not be amended or modified in any manner
except by a written agreement executed by both parties with the formality of this Agreement.

5.	This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns.

6.	This Agreement shall be governed by and construed in
accordance with the laws of the State of Missouri.

7.	This Agreement may be executed in any number of
counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

8.	The provisions of this Agreement are intended to benefit
only the Transfer Agent and the Fund, and no rights shall be granted to any other person by virtue of this Agreement.

9.	(a)	The Transfer Agent shall endeavor to assist in
resolving shareholder inquiries and errors relating to the period during which prior transfer agents acted as such for the Fund. Any such inquiries or errors which cannot be expediently resolved by the Transfer Agent will be referred to the Fund.
        (b) The Transfer Agent shall only be responsible for the safekeeping and maintenance of transfer agency records, cancelled Share certificates and correspondence of the Fund created or produced prior to the time of conversion which are under its control and acknowledged in a writing to the Fund to be in its possession. Any expenses or liabilities incurred by the Transfer Agent as a result of shareholder inquiries, regulatory compliance or audits related to such records and not caused as a result of Transfer Agent's bad faith, willful misfeasance or gross negligence shall be the responsibility of the Fund as provided in
Article VIII herein.

[The remainder of this page intentionally left blank.]


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective corporate officer, thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

BUFFALO BALANCED FUND, INC.

By:
Name: Larry D. Armel
Title: President


JONES & BABSON, INC.

By:
Name: Martin A. Cramer
Title: Secretary

                                SCHEDULE I

                          DESCRIPTION OF SERVICES

        In consideration of the fees to be paid in such manner and at such times as Fund and Transfer Agent may agree, Transfer Agent will provide the services set forth below:

        Examine and Process New Accounts, Subsequent Payments, Liquidations, Exchanges, Telephone Transactions, Check Redemptions, Automatic Withdrawals, Certificate Issuance, Wire Order Trades, Dividends, Dividend Statements, Dealer Statements.

        This Agreement does not apply to services with respect to qualified plans. Such services, including, but not limited to fiduciary accounting services and the preparation and mailing of Forms 5498 and 1099R, are available subject to separate agreement for an additional charge.


DAILY ACTIVITY

Maintain the following shareholder information in such a manner as the Transfer Agent shall determine:

Name and Address, including Zip Code

Balance of Uncertificated Shares

Balance of Certificated Shares

Certificate number, number of shares, issuance date of each certificate outstanding and cancellation date for each certificate date for each certificate no longer outstanding, if issued

Balance of dollars available for redemption

Dividend code (daily accrual, monthly reinvest, monthly cash or quarterly cash)

Type of account code

Establishment date indicating the date an account was opened, carrying forward pre-conversion data as available

Original establishment date for accounts opened by exchange W-9 withholding status and periodic reporting
State of residence code

Social Security or taxpayer identification number, and indication of certification

Historical transactions on the account for the most recent 18 months, or other period as mutually agreed to from time-to-time

Indication as to whether phone transactions can be accepted for this account. Beneficial owner code, i.e. male, female, joint tenant, etc.

An alternate or "secondary" account number issued by a dealer (or bank, etc.) to a customer for use, inquiry and transaction input by "remote accessors"


FUNCTIONS

Answer investor and dealer telephone and/or written inquiries, except those concerning Fund policy, or requests for investment advice which will be referred to the Fund, or those which the Fund chooses to answer

Deposit Fund share certificates into accounts upon receipt of instructions from the investor or other authorized person, if issued

Examine and process transfers of shares insuring that all transfer requirements and legal documents have been supplied

Process and confirm address changes

Process standard account record changes as required, i.e. Dividend
Codes, etc.

Microfilm source documents for transactions, such as account applications and correspondence

Perform backup withholding for those accounts which federal government regulations indicate is necessary

Solicit missing taxpayer identification numbers

Provide remote access inquiry to Fund records via Fund supplied hardware (Fund responsible for connection line and monthly fee)


REPORTS PROVIDED

Daily Journals          Reflecting all shares and
                        dollar activity for the
                        previous day

Blue Sky Report         Supply information monthly
                        for Fund's Preparation of
                        Blue Sky Reporting

N-SAR Report            Supply monthly correspondence,
                        redemption and liquidation
                        information for use in fund's
                        N-SAR Report

Additionally, monthly average daily balance reports will be provided at the Fund's request to the Fund at no charge.

Prepare and mail copies of summary statements to dealers and investment advisers

Generate and mail confirmation statements for financial transactions


DIVIDEND ACTIVITY

Reinvest or pay in cash including reinvesting in other funds within the fund group serviced by the Transfer Agent as described in each Fund Prospectus

Distribute capital gains simultaneously with income dividends


DEALER SERVICES

Prepare and mail confirmation statements to dealers and

Prepare and mail copies of statements to dealers, same frequency as investor statements


ANNUAL MEETINGS

Assist Fund in obtaining a qualified service to: address and mail proxies and related material, tabulate returned proxies and supply daily reports when sufficient proxies have been received

Prepare certified list of stockholders, hard copy or microform

PERIODIC ACTIVITIES

Mail transaction confirmation statements daily to investors

Address and mail four (4) periodic financial reports (material must be adaptable to Transfer Agent's mechanical equipment as reasonably specified by the Transfer Agent)

Mail periodic statement to investors

Compute, prepare and furnish all necessary reports to Governmental
authorities:	Forms 1099DIV, 1099B, 1042 and 1042S

Enclose various marketing material as designated by the Fund in statement mailings, i.e. monthly and quarterly statements (material must be adaptable to mechanical equipment as reasonably specified by the Transfer Agent)

                                SCHEDULE II

                        TRANSFER AGENT FEE SCHEDULE


Annual Base Fee Account	$7.20

Annual Additional Fees Per Account
	Daily Dividend Fund 	$1.80
	Front-end Load fund	$.90
	12b-1	$.90

Closed/Zero Balance Accounts (per account/year)	$3.24


Annual Minimum Charges (per fund/portfolio/class)
	Existing Funds/Portfolios/Classes:
	Less than 150 accounts (per month)	$1,125.00
	150 or More Accounts (per month)	$1,575.00

	New Funds/Portfolios/Classes:
	Months 1-3 (per month)	$450.00
	Months 4-6 (per month)	$900.00
	Thereafter:
	Less than 150 Accounts (per month)	$1,125.00
	150 or more Accounts (per month)	$1,575.00

Transaction Fees
	Dividend/Capital Gain	$0.36
	Share/Dollar/Maintenance	$1.12
	S/H Telephone Inquiry	$1.12
	S/H Correspondence	$1.12
	Retirement Plan 	$1.12
	ACH		$1.12
	Omnibus/House Account Transactions	$2.25
	New Account Set-up	$4.50
	Outgoing Wire	$7.00

TIN Transactions

	Certification	$0.13
	Maintenance	$0.22


Ad Hoc Reports
	Development Charge (per hour/report)	$50.00
	Handling Charge (per hour/report)	$22.50


Redemption Draft Processing

	Signature Verification 	$.90
	Signature Capture	$.90
	Establishment of Privilege after Set-up	$4.50

Out-of-Pocket Expenses

Out-of-pocket expenses shall include but not be limited to, postage, envelopes, check forms, continuous forms, forms for reports and statements, stationery, and other similar items, telephone and telegraph charges incurred in answering inquiries from dealers or shareholders, microfilm and microfiche, computer tapes used for permanent record storage and any other expenses incurred at the specific direction of the Fund. Postage for all mass mailings is payable in advance and is due seven days prior to the anticipated mail date.

Account maintenance fees are billable on a monthly basis at the rate of 1/12 of the annual fee. All other fees are billable in the month in which they are incurred.

Mail Services Fees

Statements:
	Daily
	Quarterly
	Dividend
	On Request
	Interested Party
	Year End
	Dealer


Processing Charges:

	1 - 3,500 pieces (per piece)	$0.25
	Greater than 3,500 pieces (per piece) 	$0.15
	Minimum Charge (per job)	$10.00

Special Handling Labor (per hour):	$13.00

Inserting Surcharge (per insert):
	1 additional insert	$0.002
	2 additional inserts	$0.004
	3 additional inserts	$0.006
	4 additional inserts	$0.008
	5 additional inserts	$0.010

Postage Rate:	First Class

Checks:

	Daily
	Dividend
	Systematic Withdrawal Plan


Processing Charges:

	1 - 3,500 pieces (per piece)	$0.28
	Greater than 3,500 pieces (per piece) 	$0.20
	Minimum Charge (per job)	$20.00

Special Handling Labor (per hour):	$13.00

Inserting Surcharge (per insert):
	1 additional insert	$0.002
	2 additional inserts	$0.004
	3 additional inserts	$0.006
	4 additional inserts	$0.008
	5 additional inserts	$0.010

Postage Rate:	First Class

Tax Statements:

	1099 DIV	1099B
	1099 INT	5498


Processing Charges:


	1 - 3,500 pieces (per piece)	$0.15
	Greater than 3,500 pieces (per piece) 	$0.10
	Minimum Charge (per job)	$20.00


Special Handling Labor (per hour):	$13.00


Inserting Surcharge (per insert):	$0.01


Postage Rate:	First Class


TIN Solicitations - Daily/Bulk

	W-8's
	W-9's


Processing Charges (per piece):	$0.55

	Minimum Charge (per job)	$20.00


Special Handling Labor (per hour):	$13.00

Inserting Surcharge (per insert):
	1 additional insert	$0.002
	2 additional inserts	$0.004
	3 additional inserts	$0.006
	4 additional inserts	$0.008
	5 additional inserts	$0.010

Postage Rate:	First Class

Bulk Mailings

Labeling:
	1 - 3,500 pieces (per piece)	$.015
	Greater than 3,500 pieces (per piece)	$0.012


Folding (if necessary):
	1 - 3,500 pieces (per piece)	$.010
	Greater than 3,500 pieces (per piece)	$0.007


Processing Charges:

	1 - 3,500 pieces (per piece)	$0.017
	Greater than 3,500 pieces (per piece) 	$0.010
	Minimum Charge (per job)	$20.00


Special Handling Labor (per hour):	$13.00


Inserting Surcharge (per insert):
	1 additional insert	$0.002
	2 additional inserts	$0.004
	3 additional inserts	$0.006
	4 additional inserts	$0.008
	5 additional inserts	$0.010

Postage Rate:	As Directed

EX99.23(j)(1)
Auditor's Consent